SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Eaton Vance Limited Duration Income Fund

Address of Principal Business Office:
     The Eaton Vance Building
     255 State Street
     Boston, MA  02109

Telephone Number:  (617) 482-8260

Name and address of agent for service of process:
     Alan R. Dynner
     The Eaton Vance Building
     255 State Street
     Boston, MA  02109

Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 18th day of March, 2003.

                                        EATON VANCE LIMITED DURATION INCOME FUND


                                        By:  /s/ James B. Hawkes
                                             -------------------------------
                                             James B. Hawkes
                                             Vice President


Attest:  /s/ Alan R. Dynner
         -----------------------------------
         Alan R. Dynner
         Secretary